     Exhibit 99.1
CARRIZO OIL & GAS, INC.                      News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER RESULTS AND INCREASES 2016 PRODUCTION GUIDANCE

HOUSTON, May 4, 2016 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2016 and provided an operational update, which includes the following highlights:

•	Record Oil Production of 25,806 Bbls/d, 21% above the first quarter of 2015

•	Record Total Production of 42,025 Boe/d, 21% above the first quarter of 2015

•	Loss From Continuing Operations of $311.4 million, or ($5.34) per diluted share, and Adjusted Net Income (as defined below) of $9.2 million, or $0.16 per diluted share

•	Adjusted EBITDA (as defined below) of $92.5 million

•	Acquired 4,000 net bolt-on acres in the Eagle Ford Shale

•	Reduced Eagle Ford well cost expectations to $4.1 million

•	Increasing 2016 crude oil production growth target to 9%

Carrizo reported a first quarter of 2016 loss from continuing operations of $311.4 million, or $5.34 per basic and diluted share compared to a loss from continuing operations of $21.5 million, or $0.46 per basic and diluted share in the first quarter of 2015. The loss from continuing operations for the first quarter of 2016 includes certain items typically excluded from published estimates by the investment community, including the full cost ceiling test impairment recognized this quarter. Adjusted net income, which excludes the impact of these items as described in the statements of operations included below, for the first quarter of 2016 was $9.2 million, or $0.16 per basic and diluted share compared to $6.4 million, or $0.14 per basic and diluted share in the first quarter of 2015.

For the first quarter of 2016, adjusted earnings before interest, income taxes, depreciation, depletion, and amortization, as described in the statements of operations included below (“Adjusted EBITDA”), was $92.5 million, a decrease of 9% from the prior year quarter as the impact of lower commodity prices more than offset the impact of higher production volumes.

Production volumes during the first quarter of 2016 were 3,824 MBoe, or 42,025 Boe/d, an increase of 21% versus the first quarter of 2015. The year-over-year production growth was driven by strong results from the Company’s Eagle Ford assets. Oil production during the first quarter of 2016 averaged 25,806 Bbls/d, an increase of 21% versus the first quarter of 2015 and 3% versus the prior quarter; natural gas and NGL production averaged 70,033 Mcf/d and 4,547 Bbls/d, respectively, during the first quarter of 2016. First quarter of 2016 production exceeded the high end of Company guidance due primarily to stronger-than-expected performance from the Company’s Eagle Ford Shale assets as well as higher-than-expected non-operated production.

Drilling and completion capital expenditures for the first quarter of 2016 were $84.8 million. More than 85% of the first quarter drilling and completion spending was in the Eagle Ford Shale, with the balance weighted towards the Delaware Basin. Land and seismic expenditures during the quarter were $5.9 million. For the year, Carrizo is maintaining its drilling and completion capital expenditure guidance of $270-$290 million. However, given additional efficiencies and cost reductions realized during the first quarter, the Company has been able to increase its planned drilling activity in the Eagle Ford Shale and Delaware Basin during the year. As the Company does not currently plan to increase completion activity in 2016, the additional activity is not expected to have a material impact on 2016 production. The Company is increasing its land and seismic capital expenditure guidance to $20 million from $15 million for the year based on its outlook for continued bolt-on acquisitions. Additionally, the Company recently acquired approximately 4,000 net bolt-on acres in the Eagle Ford Shale, which was funded by the simultaneous sale of undeveloped acreage in a non-core exploration play.

Carrizo is increasing its 2016 oil production guidance to 24,800-25,300 Bbls/d from 24,700-25,300 Bbls/d previously. Using the midpoint of this range, the Company’s 2016 oil production growth guidance is 9%. For natural gas and NGLs, Carrizo is increasing its 2016 guidance to 54-60 MMcf/d and 4,000-4,200 Bbls/d, respectively, from 45-60 MMcf/d and 3,700-4,000 Bbls/d. For the second quarter of 2016, Carrizo expects oil production to be 23,600-24,000 Bbls/d, and natural gas and NGL production to be 56-60 MMcf/d and 3,700-3,900 Bbls/d, respectively. The forecast sequential decline in production during the second quarter results from the planned shut-in of a significant number of wells in the Eagle Ford Shale due to offsetting completion activity coupled with a limited number of wells brought online in the prior quarter. A summary of Carrizo’s production, commodity price realization, and cost guidance is provided in the attached tables.

S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented on the results, “We delivered another strong quarter operationally, with production again exceeding our forecast and operating expenses coming in below our forecast. Additionally, we remain well positioned to prudently manage the current commodity price downturn. We have a strong financial position with an excellent 2016 hedge book and ample liquidity available on our revolver. This, coupled with our deep inventory of economical drilling locations, should allow us to quickly ramp up our activity and production once we get an appropriate commodity price signal.

“Our focus on reducing costs and increasing efficiencies continues to pay off. Well cost expectations in the Eagle Ford are now down to $4.1 million from $4.6 million previously. This has allowed us to increase our activity in the Delaware Basin and Eagle Ford Shale without increasing our planned capex for the year. In the Delaware Basin, we now plan to drill two additional wells this year, with one expected to be completed during 2016. One of the new wells is an offset to our recent Liberator State 1H well that tested at a peak 24-hour rate of 1,950 Boe/d. In the Eagle Ford, we now plan to drill eight additional wells during 2016; while we do not currently plan to complete any of the additional wells during the year, we could easily increase completion activity if commodity prices continue to strengthen.

“During the quarter, we added approximately 4,000 high-quality net acres to our Eagle Ford Shale position in LaSalle County, which should increase net drilling locations in our Core acreage position by 5%-10%. The deal also highlights the creativity of our team as we were able to fund the acquisition by selling undeveloped acreage in a non-core exploration play. We continue to seek quality acquisition opportunities during the current commodity price downturn as we believe these will result in the creation of significant long-term value for our shareholders.”

Operational Update

In the Eagle Ford Shale, Carrizo drilled 18 gross (17.0 net) operated wells during the first quarter and completed 14 gross (12.5 net) wells. Crude oil production from the play rose to approximately 22,800 Bbls/d for the quarter, up 2% versus the prior quarter. At the end of the quarter, Carrizo had 33 gross (31.8 net) operated Eagle Ford wells waiting on completion, equating to net crude oil production potential of more than 11,900 Bbls/d. The Company is operating two rigs in the Eagle Ford and currently expects to drill approximately 57 gross (53 net) operated wells and complete 55 gross (52 net) operated wells in the play during 2016.

Due to a combination of further efficiency gains and service cost reductions, the Company has been able to reduce well costs in the Eagle Ford Shale since year-end. Completed well costs for a 6,100 ft. lateral well are currently expected to average approximately $4.1 million, down from $4.6 million previously.

Carrizo continues to test multiple initiatives aimed at significantly increasing its Lower Eagle Ford drilling inventory, which is currently based on a combination of 330 ft. and 500 ft. spacing. The most potentially impactful of these are the Company's stagger-stack tests, which have the potential to add approximately 220-880 net locations to the Company's inventory. Carrizo currently has three pilots online that are testing effective lateral spacing ranging from 165 ft. to 280 ft., and is currently completing two additional pilots. Early results are in line with the Company's expectations and Carrizo plans to provide a detailed update on the results of these initiatives later this year.

Since year-end, Carrizo has added approximately 4,000 net acres to its position in the Eagle Ford, bringing it to approximately 88,000 net acres. The acquired acreage is contiguous to the Company's North LaSalle acreage position, where Carrizo estimates wells to have a NYMEX PV10 breakeven price of less than $35/Bbl. Carrizo estimates that the new acreage block adds approximately 45 net high-quality locations to its drilling inventory assuming 500 ft. spacing, which is the current inventory assumption for its nearby acreage, and an approximate 7,300 ft. lateral (or approximately 55 net locations if the planned lateral length was normalized to the Company's Eagle Ford average of 6,100 ft.).

In the Delaware Basin, Carrizo completed its third operated well, the Liberator State 1H, during the quarter. The well was drilled with an approximate 7,000 ft. lateral and completed with 31 frac stages. The Company produced the well for 23 days before shutting it in pending infrastructure and the full restart of a third-party operated midstream facility that had been offline due to a fire in December. While the Liberator State well was still cleaning up prior to being shut-in, it tested at a peak 24-hour rate of approximately 1,950 Boe/d (37% oil, 37% NGL, 26% gas). Carrizo operates the Liberator State 1H with a 100% working interest. The Company currently expects to drill two wells and complete three wells in the Delaware Basin during 2016.

Carrizo recently acquired an interest in two sections offsetting the Liberator State 1H well that had a near-term drilling obligation. As a result, one of the Company's incremental wells, the Corsair State 3H, is planned to be spud on the acreage later this quarter. Carrizo expects to hold a 100% working interest in the Corsair State 3H.

Due to the third-party operated midstream facility being offline, crude oil production from the Company's initial two wells in the Delaware Basin was shut-in during the first quarter. In early April, the facility had a limited restart, which allowed Carrizo to return its Mustang State 1H well to production. Production from the well resumed at similar rates to what it was producing prior to being shut-in.

In the Niobrara Formation, Carrizo did not drill or complete any operated wells during the first quarter. Crude oil production from the Niobrara was more than 2,400 Bbls/d for the quarter, up from approximately 1,900 Bbls/d in the prior quarter due to increased non-operated production. For 2016, Carrizo has allocated a small amount of capital to the Niobrara for the completion of several drilled-but-uncompleted wells in addition to continued non-operated activity.

In Appalachia, which encompasses the Company's Utica Shale and Marcellus Shale positions, Carrizo did not drill or complete any operated wells during the first quarter. Oil and condensate production from the Utica during the quarter was approximately 465 Bbls/d, roughly flat with the fourth quarter as no new operated wells were added in the play. In the dry gas window of the Marcellus, the Company's production was 36.2 MMcf/d, down from 41.6 MMcf/d in the prior quarter as the Company increased its voluntary production curtailments. Carrizo expects to vary its 2016 Marcellus production based on local market pricing. If pricing deteriorates materially from current levels, the Company would expect to increase its level of voluntary curtailments. However, if regional pricing were to materially improve, the Company could significantly ramp up its Marcellus production. Carrizo does not currently plan to drill or complete any operated wells in Appalachia during 2016.

Financial Position and Liquidity

On May 3, 2016, Carrizo's banking syndicate, led by Wells Fargo as administrative agent, completed its semi-annual borrowing base redetermination, resulting in a borrowing base of $600.0 million, down from $685.0 million previously. The reduction in the borrowing base results primarily from a bank price deck significantly below the one used in the prior redetermination. In connection with the redetermination, the Company's Net Debt to Adjusted EBITDA covenant was removed, while a Secured Debt to Adjusted EBITDA covenant of no more than 2.0x and an Adjusted EBITDA to Interest Expense covenant of no less than 2.5x were added. For the first quarter, the ratios of Secured Debt to Adjusted EBITDA and Adjusted EBITDA to Interest Expense were 0.1x and 4.8x, respectively. The next redetermination of the borrowing base is expected in the fall of 2016.

As of March 31, 2016, Carrizo had total debt outstanding of $1,285.0 million and cash and cash equivalents of $2.2 million. Net Debt to Adjusted EBITDA was 2.9x for the first quarter. As of April 29, 2016, Carrizo had $51.0 million drawn on the facility.

Hedging Activity

Carrizo currently has hedges in place for more than 55% of estimated crude oil production for the balance of 2016 (based on the midpoint of guidance). For the remainder of the year, the Company has hedges covering 13,750 Bbls/d of crude oil (comprised of 9,750 Bbls/d of swaps at an average price of $60.03/Bbl and 4,000 Bbls/d of collars at a weighted average floor price of $50.00/Bbl and a weighted average ceiling price of $76.50/Bbl). Additionally, Carrizo will receive $20.8 million of cash flow for the remainder of 2016 relating to prior commodity derivative transactions.

For the first half of 2017, Carrizo has swaps covering 12,000 Bbls/d of crude oil at an average fixed price of $50.13/Bbl. Additionally, Carrizo will receive $1.8 million of cash flow during the first half of 2017 relating to prior commodity derivative transactions. (Please refer to the attached tables for a detailed summary of the Company’s derivative contracts.)

Conference Call Details

The Company will hold a conference call to discuss 2016 first quarter financial results on Wednesday, May 4, 2016 at 10:00 AM Central Daylight Time. To participate in the call, please dial (800) 706-4417 (U.S. & Canada) or +1 (303) 223-4367 (Intl.) ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, May 11, 2016 at 12:00 PM Central Daylight Time at (800) 633-8284 (U.S. & Canada) or +1 (402) 977-9140 (Intl.). The reservation number for the replay is 21810200 for U.S., Canadian, and International callers.

A simultaneous webcast of the call may be accessed over the internet by visiting our website at http://www.carrizo.com, clicking on “Upcoming Events”, and then clicking on the “First Quarter 2016 Earnings Call” link. To listen, please go to the website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 7 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio, and the Marcellus Shale in Pennsylvania.

Statements in this release that are not historical facts, including but not limited to those related to capital requirements, capital expenditure and other spending plans, economical basis of wells or inventory, rig program, effect of transactions offsetting hedge positions, production, average well returns, acquisitions, effects of transactions, targeted ratios and other metrics, the ability to acquire additional acreage, midstream infrastructure availability and capacity, timing, levels of and potential production, downspacing, crude oil production potential and growth, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, resource potential, well costs, breakeven prices, production mix, development plans, growth, midstream matters, use of proceeds, hedging activity, the ability to maintain a sound financial position, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies, expected income tax rates and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, pricing and other factors affecting average well returns, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions, integration and effects of acquisitions, market and other conditions, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2015 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues
Crude oil	$67,996	$83,058
Natural gas liquids	3,440	4,473
Natural gas	9,826	12,519
Total revenues	81,262	100,050
Cash received for derivative settlements, net	51,163	49,064
Adjusted total revenues	132,425	149,114
Costs and Expenses
Lease operating	23,675	21,716
Production taxes	3,431	4,018
Ad valorem taxes	2,070	3,033
Cash general and administrative, net	10,723	18,500
Total costs and expenses	39,899	47,267
Adjusted EBITDA, as defined	$92,526	$101,847
Adjusted EBITDA per common share-Basic	$1.59	$2.19
Adjusted EBITDA per common share-Diluted	$1.57	$2.16

Other items of expense included in Adjusted Net Income, as defined
Depreciation, depletion and amortization	$59,577	$73,871
Interest expense, net	18,713	18,196
Adjusted income before income taxes	14,236	9,780
Adjusted income tax expense	(5,082)	(3,403)
Adjusted Net Income, as defined	$9,154	$6,377
Adjusted net income per common share-Basic	$0.16	$0.14
Adjusted net income per common share-Diluted	$0.16	$0.14

Other items of income (expense) included in Loss From Continuing Operations
Non-cash gain (loss) on derivatives, net	($40,610)	($22,625)
Non-cash general and administrative expense, net	(11,758)	(13,077)
Impairment of proved oil and gas properties	(274,413)	—
Other income (expense), net	1,271	(6,992)
Loss From Continuing Operations Before Income Taxes	(311,274)	(32,914)
Income tax (expense) benefit	(121)	11,438
Loss From Continuing Operations	($311,395)	($21,476)
Income From Discontinued Operations, Net of Income Taxes	—	266
Net Loss	($311,395)	($21,210)

Net Loss Per Common Share - Basic
Loss from continuing operations	($5.34)	($0.46)
Income from discontinued operations, net of income taxes	—	—
Net loss	($5.34)	($0.46)

Net Loss Per Common Share - Diluted
Loss from continuing operations	($5.34)	($0.46)
Income from discontinued operations, net of income taxes	—	—
Net loss	($5.34)	($0.46)

Weighted Average Common Shares Outstanding
Basic	58,360	46,403
Diluted	58,985	47,227

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$2,158	$42,918
Accounts receivable, net	56,557	54,721
Derivative assets	96,175	131,100
Other current assets	3,665	3,443
Total current assets	158,555	232,182
Property and equipment
Oil and gas properties, full cost method
Proved properties, net	1,160,698	1,369,151
Unproved properties, not being amortized	310,859	335,452
Other property and equipment, net	12,031	12,258
Total property and equipment, net	1,483,588	1,716,861
Deferred income taxes	—	46,758
Derivative assets	—	1,115
Other assets	8,789	10,330
Total Assets	$1,650,932	$2,007,246

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$32,716	$74,065
Revenues and royalties payable	56,557	67,808
Accrued capital expenditures	45,081	39,225
Accrued interest	20,941	21,981
Deferred income taxes	—	46,758
Other current liabilities	36,331	35,647
Total current liabilities	191,626	285,484
Long-term debt	1,267,151	1,236,017
Asset retirement obligations	16,911	16,183
Derivative liabilities	17,235	12,648
Other liabilities	13,105	12,860
Total liabilities	1,506,028	1,563,192
Commitments and contingencies
Shareholders’ equity
Common stock, $0.01 par value, 90,000,000 shares authorized; 58,778,280 issued and outstanding as of March 31, 2016 and 58,332,993 issued and outstanding as of December 31, 2015	588	583
Additional paid-in capital	1,423,321	1,411,081
Retained earnings (Accumulated deficit)	(1,279,005)	(967,610)
Total shareholders’ equity	144,904	444,054
Total Liabilities and Shareholders’ Equity	$1,650,932	$2,007,246

CARRIZO OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FROM OPERATING ACTIVITIES
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Cash Flows From Operating Activities
Net loss	($311,395)	($21,210)
Income from discontinued operations, net of income taxes	—	(266)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities from continuing operations
Depreciation, depletion and amortization	59,577	73,871
Impairment of proved oil and gas properties	274,413	—
(Gain) loss on derivatives, net	(10,553)	(26,439)
Cash received for derivative settlements, net	51,163	49,064
Stock-based compensation expense, net	11,522	9,853
Deferred income taxes	—	(11,531)
Non-cash interest expense, net	1,160	1,971
Other, net	1,116	8,248
Changes in operating assets and liabilities-
Accounts receivable	(2,065)	6,517
Accounts payable	(18,711)	(13,670)
Accrued liabilities	(1,667)	(1,991)
Other, net	(692)	(950)
Net cash provided by operating activities from continuing operations	$53,868	$73,467
Changes in working capital attributable to operating activities and other non-recurring items, net	21,957	10,094
Discretionary cash flows from continuing operations	$75,825	$83,561

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND REALIZED PRICES
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Total production volumes -
Crude oil (MBbls)	2,348	1,924
NGLs (MBbls)	414	318
Natural gas (MMcf)	6,373	5,234
Total barrels of oil equivalent (MBoe)	3,824	3,114

Daily production volumes by product -
Crude oil (Bbls/d)	25,806	21,373
NGLs (Bbls/d)	4,547	3,529
Natural gas (Mcf/d)	70,033	58,159
Total barrels of oil equivalent (Boe/d)	42,025	34,595

Daily production volumes by region (Boe/d) -
Eagle Ford	30,971	24,504
Niobrara	3,186	3,028
Marcellus	6,026	5,973
Utica	1,223	726
Delaware Basin and other	619	364
Total barrels of oil equivalent (Boe/d)	42,025	34,595

Realized prices -
Crude oil ($ per Bbl)	$28.96	$43.17
Crude oil ($ per Bbl) - including impact of derivative settlements	$50.75	$66.84
NGLs ($ per Bbl)	$8.31	$14.07
Natural gas ($ per Mcf)	$1.54	$2.39
Natural gas ($ per Mcf) - including impact of derivative settlements	$1.54	$3.06

CARRIZO OIL & GAS, INC.
COMMODITY DERIVATIVE CONTRACTS - AS OF APRIL 29, 2016
(Unaudited)

CRUDE OIL DERIVATIVE CONTRACTS (1)

			Weighted Average	Weighted Average
		Volume	Floor Price	Ceiling Price
Period	Type of Contract	(in Bbls/d)	($/Bbl)	($/Bbl)
Q2 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q3 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50
Q4 2016	Fixed Price Swaps	9,750	$60.03
	Costless Collars	4,000	$50.00	$76.50

Q1 - Q2 2017	Fixed Price Swaps	12,000	$50.13

FY 2018	Sold Call Options	3,388		$63.98

FY 2019	Sold Call Options	3,875		$65.98

FY 2020	Sold Call Options	4,575		$67.95

NATURAL GAS DERIVATIVE CONTRACTS

			Weighted Average
		Volume	Ceiling Price
Period	Type of Contract	(in MMBtu/d)	($/MMBtu)
FY 2017	Sold Call Options	33,000	$3.00

FY 2018	Sold Call Options	33,000	$3.25

FY 2019	Sold Call Options	33,000	$3.25

FY 2020	Sold Call Options	33,000	$3.50

(1)
On February 11, 2015, Carrizo entered into derivative transactions offsetting its existing crude oil derivative contracts covering the periods from March 2015 through December 2016 locking in $166.4 million of cash flows, of which $18.3 million was received in the first quarter of 2016. Both the existing crude oil derivative contracts as well as the offsetting positions have been excluded from the table above. In the fourth quarter of 2015 and the first quarter of 2016, Carrizo entered into derivative transactions (volumes are included in the table above) which included premiums to be paid in future periods. In addition to the net cash to be paid or received from settlements of the derivative contracts shown in the tables above, Carrizo will receive net cash and will recognize revenue and Adjusted EBITDA related to the transactions described in this footnote as follows:

FIXED REVENUE AND ADJUSTED EBITDA FROM PRIOR HEDGE TRANSACTIONS

Period	Net Cash from Derivative Settlements (in thousands)
Q2 2016	$6,444
Q3 2016	$6,458
Q4 2016	$7,912

Q1 - Q2 2017	$1,766

CARRIZO OIL & GAS, INC.
SECOND QUARTER AND FULL YEAR 2016 GUIDANCE SUMMARY

	Second Quarter 2016	Full Year 2016
Daily Production Volumes -
Crude oil (Bbls/d)	23,600 - 24,000	24,800 - 25,300
NGLs (Bbls/d)	3,700 - 3,900	4,000 - 4,200
Natural gas (Mcf/d)	56,000 - 60,000	54,000 - 60,000
Total (Boe/d)	36,633 - 37,900	37,800 - 39,500

Unhedged Commodity Price Realizations -
Crude oil (% of NYMEX oil)	90.0% - 92.0%	N/A
NGLs (% of NYMEX oil)	20.0% - 25.0%	N/A
Natural gas (% of NYMEX gas)	60.0% - 65.0%	N/A

Cash received for derivative settlements, net (in millions)	$26.5 - $29.5	N/A

Costs and Expenses -
Lease operating ($/Boe)	$6.50 - $7.00	$6.50 - $7.25
Production taxes (% of total revenues)	4.25% - 4.50%	4.25% - 4.75%
Ad valorem taxes (in millions)	$2.0 - $2.5	$8.5 - $10.5
Cash general and administrative, net (in millions)	$9.5 - $10.0	$41.0 - $42.5
DD&A ($/Boe)	$14.25 - $15.25	$14.00 - $16.00
Interest expense, net (in millions)	$19.0 - $21.0	N/A

Capitalized Items -
Drilling and completion capital expenditures (in millions)	N/A	$270.0 - $290.0
Capitalized interest (in millions)	$4.0 - $5.0	N/A